Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NewStar Financial, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-139330 and 333-139331) of NewStar Financial, Inc. of our reports dated March 10, 2008, with respect to the consolidated balance sheets of NewStar Financial, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of NewStar Financial, Inc.

Our report with respect to the consolidated financial statements refers to a change in the accounting for share-based payments to adopt Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments effective January 1, 2006.

/s/ KPMG LLP

Boston, Massachusetts

May 7, 2008